Exhibit 10
AMENDMENT
TO THE
HUTCHINSON TECHNOLOGY INCORPORATED
DIRECTORS’ RETIREMENT PLAN
The Hutchinson Technology Incorporated Directors’ Retirement Plan (the “Plan”) is hereby amended in the following respects, effective retroactive to January 1, 2005. Unless otherwise provided all capitalized terms used herein shall have the meanings ascribed thereto in the Plan:
     1. The following paragraph is added to the Section entitled “RECITALS”:
     The Plan is a nonqualified deferred compensation plan within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Company’s Board of Directors (the “Board”) is amending the Plan in a manner to comply with Code section 409A with respect to all accrued benefits under the Plan. To the extent any provision of the Plan on and after January 1, 2005, does not satisfy the requirements contained in Code section 409A or in any regulations or other guidance of general applicability issued by the Treasury Department or the Internal Revenue Service under Code section 409A, such provision shall be applied in a manner determined by the Board to be consistent with such requirements, regulations or guidance, while preserving as closely as reasonably possible the original intent of such provision of the Plan. Additional amendments may be made to the Plan as deemed necessary or appropriate by the Board to bring the Plan into compliance in form or operation with any regulations or guidance issued under Code section 409A, and each Non-Employee Director who is entitled to a benefit under the Plan is, by participating in the Plan on or after January 1, 2005, deemed to consent to such amendment even if such Non-Employee Director has terminated service on the Board prior to the adoption date of such amendment by the Board. Any references to Code section 409A (or any subsection thereof) in the Plan shall include all regulations and other guidance of general applicability issued under Code section 409A.
     2. Section 1 is amended by substituting the term “Board” for the phrase “Company’s Board of Directors (the ‘Board’)” where the latter appears therein.
     3. Section 3 is amended by adding new subsections (d) and (e) to read as follows:
     (d) For purposes of the Plan, “permanent disability” shall mean “disabled” under Code section 409A(2)(C), and “cessation of service” shall mean “separation from service” as that term is defined in Code section 409A applied by reference to the standards applicable to independent contractors with respect to the Company.
     (e) In the event the Plan is terminated, the following rules shall apply:
     (i) No Non-Employee Director shall accrue any additional benefits after the termination date of the Plan.
     (ii) If the termination is other than a qualifying termination, then the termination shall not accelerate the timing of any benefit payments otherwise due under the Plan, and the payment provisions of the Plan shall continue to apply without regard to such termination.
     (iii) If the termination is a qualifying termination, then:
     (A) Any Annual Benefit payments that would be payable as a result of cessation of service on the Board without regard to the termination of the Plan shall be paid in accordance with Section 3(a) and (b), or, in the case of a beneficiary, Section 4, until a lump-sum payment is made pursuant to subsection 3(e)(iii)(B).
     (B) Any Annual Benefit payments that would otherwise become (or are remaining) due under the Plan twelve (12) months after the termination date (whether due to a current or former Non-Employee Director under this Section 3 or a beneficiary under Section 4) shall be paid in a lump-sum payment as soon as administratively practicable following the expiration of such twelve (12) month period, but in no event later than twenty-four (24) months following the termination date. In the case of any benefits that are then in pay status to a former Non-Employee Director under this Section 3 or to a beneficiary under Section 4, the amount of the lump-sum payment shall equal the present value of the payments remaining due. In the case of any benefits that would otherwise become due upon a subsequent cessation of service by a current Non-Employee Director, the lump-sum payment shall equal the present value of the benefits that would be payable to the Non-Employee Director if he or she had a cessation of service from the Board immediately prior to the expiration of the twelve (12) month period referenced above (taking into account the cessation of benefit accruals that occurs under subsection 3(e)(i) as of the termination date of the Plan) and commenced payments promptly upon expiration of the twelve (12) month period. Such “present value” for purpose of the above shall be determined as of the date of payment, using an interest rate assumption of five percent (5%) per annum, and with no discount for mortality.
     (iv) A “qualifying termination” for this purpose is a termination of the Plan under circumstances that would allow for an accelerated distribution from the Plan in a manner consistent with subsections 3(e)(iii)(A) and (B) herein; generally, a termination that occurs under circumstances where all deferred compensation arrangements that are required to be aggregated and treated as one arrangement with the Plan under Code section 409A are terminated, and where the Board resolves that no other arrangement that would be required to be aggregated and treated as one arrangement with this Plan if such arrangements existed at the same time will be established within five (5) years following the date of termination.
     4. Section 7 is amended by adding a new subsection (a)(iv) to read as follows:
     (iv) Notwithstanding the foregoing, an event described in subsections (i), (ii) or (iii) shall constitute a “Change in Control” only if such event also qualifies as a

“change in ownership or effective control” that would allow for an accelerated distribution under Code section 409A.
     5. Section 8 is amended to read as follows:
     8. Plan Amendments and Termination. The Board may amend or terminate the Plan at any time; provided, however, that any such action by the Board shall not adversely affect the rights of any former or serving Non-Employee Director under the Plan accrued at the time of any such amendment or termination without such Non-Employee Director’s written consent. No termination of the Plan shall accelerate the timing of Annual Benefit payments (as provided for in Section 3 hereof) due under the Plan, unless such termination constitutes a “qualifying termination” as that term is defined in Section 3(e) herein.

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